Ship Lease Supplemental Agreement

(Unofficial Translation)

Party A (Lessor): Fujian Lutong Highway Engineering Construction Co., Ltd.
Address: Room 1705 &1706, Floor 17, Yinhe Garden Hotel, 243 Wusi Road, Fuzhou City
Legal Representative: LIN Xiuzhen

Party B (Lessee): Fujian Xing Gang Port Service Co., Ltd.
Address: Floor 17, Tower A, Zhongshan Building, 154 Hudong Road, Fuzhou City.
Legal Representative: LIN Qing

Through friendly consultation, Party A and Party B agree upon the following supplements to the Ship Lease Agreement executed on May 20th, 2008:
I.	Upon the expiration of the original agreement:
1.	Party A need not conduct ship certificate change procedures;
2.	Party A does not refund the ship security deposit in the amount of Thirty four million five hundred thousand yuan even. (¥ 34,500,000.00);
3.	Party B does not purchase the ship “Xing Gangjun 9”;
4.	Party B need not make the ship transfer payment in the amount of ninety seven million five hundred thousand yuan even (¥ 97,500,000,00);
5.	Party A and Party B do not conduct ship transfer procedures.
II.	After the original agreement expires, Party B renews the lease until May 31st, 2016.
III.	When term expires in 2016, Party B has the priority to renew the lease under the same conditions. If Party B decides not to renew the lease, within 7 business days after the expiration of the term:
1.	Party A and Party B conduct ship transfer procedures;
2.	Party A refunds the ship security deposit in the amount of thirty four million five hundred thousand yuan even (¥ 34,500,000.00);
IV.	Other items in the original agreement do not change.
V.	This supplemental agreement has the same legal validity as the original agreement.

Party A: Fujian Lutong Highway Engineering Construction Co., Ltd. (Seal)
Legal Representative: LIN Xiuzhen /s/

Party B: Fujian Xing Gang Port Service Co., Ltd. (Seal)
Legal Representative: LIN Qing /s/

Date of execution: April 11th, 2010